ISSUER FREE WRITING PROSPECTUS

Filed pursuant to Rule 433

Registration Statement No. 333-180907

October 6, 2014

Natural Resource Partners L.P.

Term Sheet

This free writing prospectus relates only to the securities described below and should be read together with the preliminary prospectus supplement dated October 6, 2014 together with the prospectus dated April 24, 2012 relating to these securities.

Issuer:	Natural Resource Partners L.P. (NYSE: NRP)

Offering Size:	8,500,000 common units representing limited partner interests

Offering Price:	$12.02 per common unit

Option to purchase additional units:	1,275,000 additional common units offered by the issuer (30 days)

Trade Date:	October 7, 2014

Settlement Date:	October 10, 2014

CUSIP:	63900P103

Underwriters:

Citigroup Global Markets Inc.

Wells Fargo Securities, LLC

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

UBS Securities LLC

Stifel, Nicolaus & Company, Incorporated

BB&T Capital Markets, a division of BB&T Securities, LLC

Stabilizing Transactions:	Prior to purchasing the common units being offered pursuant to the preliminary prospectus supplement, on October 6, 2014, one of the underwriters purchased, on behalf of the syndicate, 89,638 common units at an average price of $12.00 per unit in stabilizing transactions.

Additional Information:

Natural Resource Partners L.P. has filed a registration statement, including a prospectus, on Form S-3 with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement to the prospectus in such registration statement and other documents the issuer has filed with the SEC for more complete information about Natural Resource Partners L.P. and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Additionally, a copy of the preliminary prospectus supplement and prospectus relating to the offering may also be obtained from the following addresses: Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Ave., Edgewood, NY 11717; by email at prospectus@citi.com, or Toll-Free: (800) 831-9146; Wells Fargo Securities, Attn: Equity Syndicate Dept., 375 Park Avenue, New York, NY 10152; by email at cmclientsupport@wellsfargo.com, or Toll-Free: (800) 326-5897; BofA Merrill Lynch, Toll-Free: (866) 500-5408; UBS Investment Bank, Attention: Prospectus Dept., 299 Park Avenue, New York, NY 10171; Toll-Free: (877) 827-6444, ext. 561 3884; Stifel, Attn: Syndicate Department, One South Street, 15th Floor, Baltimore, MD 21202; by email at syndprospectus@stifel.com, or Toll-Free: (855) 300-7136.